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                                                                    Exhibit 23.3

                          [LETTERHEAD OF FINPRO, INC]

Boards of Trustees and Directors
Berkshire Hills Bancorp, Inc.
Berkshire Bancorp
24 North Street
Pittsfield, Massachusetts 01201


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc., in the Application for Conversion of Berkshire Bancorp, Pittsfield, Massachusetts, and any amendments thereto, and in the Registration Statement on Form S-1 and any amendments thereto filed by Berkshire Hills Bancorp, Inc. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Berkshire Hills Bancorp, Inc.


                             Very Truly Yours,


                             /s/ FinPro, Inc.
                             ----------------
                             FinPro, Inc.

Liberty Corner, New Jersey
March 10, 2000
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                         [LETTERHEAD OF FINPRO, INC.]

March 10, 2000


Boards of Trustees and Directors
Berkshire Hills Bancorp, Inc.
Berkshire Bancorp
24 North Street
Pittsfield, Massachusetts 01201


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion adopted by the Board of Trustees of Berkshire Bancorp (the "MHC") and the Board of Directors of Berkshire Bank (the "Bank"). Pursuant to the Plan, the MHC will convert to stock form, and all of the Bank's stock will be issued to Berkshire Hills Bancorp, Inc. (the "Company"), a Delaware-chartered stock holding company. Simultaneously, the Company will issue shares of common stock. After the conversion, the MHC will cease to exist.

We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of the Common Stock in the Company are to be issued to
(i) Eligible Account Holders, (ii) Supplemental Eligible Account Holders, (iii) the ESOP, and (iv) directors, trustees, officers and employees of the Bank and the MHC who do not otherwise qualify as Eligible or Supplemental Eligible Account Holders. Based solely on our observation that the Subscription Rights will be available to such recipients without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Direct Community Offering, if any, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

     (1)  the Subscription Rights will have no ascertainable market value; and

     (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                     Very Truly Yours,



                                     /s/ FinPro, Inc.
                                     ----------------
                                     FinPro, Inc.